Exhibit 2.2

DESCRIPTION OF SHARE CAPITAL

We are a limited liability company (société anonyme) incorporated in the Grand Duchy of Luxembourg. The following is a summary of the material terms of our common shares, par value U.S.$1.00 nominal value per share (the “Common Shares”), which are the only type and class of securities of the Company that are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Type and Class of Securities

Our share capital is set at one hundred sixty-three million two hundred twenty-two thousand seven hundred and seven US dollars (USD 163,222,707), represented by one hundred sixty-three million two hundred twenty-two thousand seven hundred and seven (163,222,707) Common Shares having a nominal value of U.S.$1 each, all of which have been validly issued, fully paid and are non-assessable.

Twenty-nine million two hundred eighty-six thousand four hundred twenty-nine (29,286,429) of our Common Shares are listed on the New York Stock Exchange under the symbol “CAAP” and may be freely transferred under our amended articles of association, subject to applicable law.

Common Shares

Common Shares are issued in registered form only and no certificates will be issued. The Company is entitled to treat the registered holder of any share as the absolute owner thereof and is not bound to recognize any equitable claim or other claim or interest in such share on the part of any other person.

Issuance of Common Shares

Our shareholders have authorized the board of directors to issue Common Shares up to the maximum amount of the authorized unissued share capital of the Company for a period of five years from the date of the deed granting such authorization, which period may be renewed, to such persons, and on such terms and for such consideration as the board of directors may determine.

Pre-emptive Rights

In the event of any capital increase whether in cash or in kind, the holders of our Common Shares shall have pre-emptive rights to subscribe for additional common shares proportionally to their existing equity in the share capital of the Company, except as noted below. The exercise period for such pre-emptive rights is determined by the board of directors, but must be at least 14 days from the date of the publication of the offering in the Recueil électronique des sociétés et associations and a journal published in Luxembourg. If holders of Common Shares do not elect to exercise their pre-emptive rights, the other holders of pre-emptive rights shall benefit from secondary pre-emptive subscription rights for unsubscribed shares; provided, however, that the general meeting (or the board of directors, as authorized by the general meeting) may limit or withdraw such pre-emptive subscription rights in accordance with applicable law and our articles of association. The board of directors is also authorized for a period of five years commencing on January 19, 2018, to cancel or limit the pre-emptive rights of the shareholders in accordance with our articles of association and in connection with the issuance of shares (i) for payment in cash or in kind, or (ii) in connection with a conversion of profits and reserves (including share premium and capital surplus).

Meetings of Shareholders

The board of directors shall convene at least one general shareholders meeting each calendar year (the “annual general meeting”) for the purpose of, among other things, approving the annual accounts, deciding on the allocation of the annual profit, if any, and as the case may be, electing or renewing the mandates of directors. Under Luxembourg law, the annual general meeting must be held within six months of the end of the fiscal year. A general meeting can be adjourned at the request of one or more shareholders representing at least 10.0% of the issued share capital.

The board of directors may convene a general meeting whenever in its judgment such a meeting is necessary. The board of directors must convene a general meeting within a period of one month upon notice, which notice must set forth certain information specified in the articles of association, to the Company from shareholders holding at least the 10.0% threshold on the date of such notice. In addition, one or more shareholders who together hold at least 10.0% of the issued share capital on the date of the notice to the Company, which notice must set forth certain information specified in the articles of association, may require that the Company include on the agenda of such general meeting one or more additional items. At least eight days’ notice to shareholders is required for a general meeting. No business may be transacted at a general meeting, other than business that is properly brought before the general meeting in accordance with our articles of association.

Voting Rights

Holders of our Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Luxembourg law does not provide for cumulative voting in the election of directors. Voting of shareholders at a general meeting may be in person, by proxy or by voting bulletin. Our articles of association specify how the Company shall determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

Amendments to the Articles of Association

Except where our articles of association authorize the board of directors to approve an increase in share capital and change the registered office and subsequently record such change in the presence of a Luxembourg notary, our articles of association require a special resolution approved at an extraordinary general shareholders meeting to amend the articles of association. The agenda of the extraordinary general shareholders meeting must indicate the proposed amendments to the articles of association. Any resolutions to amend the articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law. Resolutions to amend the articles of association may only be passed in a general meeting where at least one half of the share capital is represented, and the agenda indicates the proposed amendments to the articles of association, and the text of those which pertain to the purpose or the form of the Company. If the required quorum is not obtained, a second general meeting may be convened by an announcement filed with the Luxembourg Trade and Companies Register and published in the RESA and in a Luxembourg newspaper at least 15 days before the relevant meeting. The applicable majority shall be 66.67% of all votes validly cast.

Variation of Share Rights

Under Luxembourg law, where a resolution of an extraordinary general shareholders meeting will change the rights of our Common Shares or any other outstanding class of shares, the resolution must, in order to be valid, fulfill the quorum and voting requirements for an extraordinary general meeting with respect to each such class.

Permitted Transfers of Common Shares

The Common Shares are freely transferable subject to compliance with transfer formalities under applicable law.

Dividend Rights

Under Luxembourg law, dividends may only be declared from the freely available distributable reserves of the Company. Interim dividends may be declared by the board of directors, subject to certain mandatory legal requirements as detailed in the articles of association. The general shareholders meeting would in the normal course be asked to declare as final the interim dividends paid during the year. The shareholders may declare dividends at a general meeting, but, in accordance with the articles of association, such dividends may not exceed the amount recommended by the board of directors.

Dividends may be paid in U.S. dollars, Euro or any other currency chosen by the board of directors and dividends may be paid at such places and times as may be determined by the board of directors within the limits of any decision made at the general shareholders meeting. Dividends may also be paid in kind in assets of any nature, and the valuation of those assets shall be established by the board of directors according to valuation methods determined in its discretion.

Distributions on winding up of the Company

The Company may be dissolved, at any time, by a resolution of the general meeting adopted in the manner required for amendment of the articles of association. In the event of dissolution of the Company, the liquidation shall be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the general meeting which authorized such liquidation. The general meeting shall also determine the powers and the remuneration of the liquidator(s). Under the liquidation of the Company, the surplus assets of the Company available for distribution among shareholders shall be distributed in accordance with the rules on distributions set forth in our articles of association, by way of advance payments or after payment (or provisions, as the case may be) of the Company’s liabilities.

Registration Rights and Indemnification Agreement

We entered into a registration rights and indemnification agreement with the Majority Shareholder. This agreement grants the Majority Shareholder the right to demand up to five registrations for the sale of our Common Shares. Additionally, the agreement provides the Majority Shareholder and its affiliate transferees customary “piggyback” registration rights. The registration rights and indemnification agreement also provide that we will pay certain expenses relating to such registrations and indemnify such holders of registrable securities against certain liabilities, which may arise under the Securities Act.

Common Shares

Board of Directors

Our articles of association provide that our business is to be managed and conducted by or under the direction of our board of directors. In managing the business of the Company, the board of directors is vested with the broadest powers to perform or cause to be performed any actions necessary or useful in connection with the purpose of the Company. All powers not expressly reserved by the Luxembourg Companies law or by the articles of association to the general shareholders meeting shall fall within the authority of the board of directors.

Our board of directors is composed of up to nine directors, appointed by the general shareholders meeting. The members of the board of directors shall be elected for a term not exceeding six years, and shall be eligible to stand for re-election. A director may be removed with or without cause and/or replaced, at any time, by a resolution adopted at the general shareholders meeting. The general shareholders meeting shall also determine the number of directors, the remuneration and their term of office. In the event of any director vacancy, the remaining directors may elect at a meeting of the board of directors, by majority vote, to fill such vacancy or vacancies, as the case may be, until the following general shareholders meeting.

Mergers and de-mergers

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.

Shareholder Suits and Information Rights

Class actions and derivative actions are generally not available to shareholders under Luxembourg law. Minority shareholders holding securities entitled to vote at the general meeting that resolved on the granting of discharge to the directors, and holding at least 10.0% of the voting rights of the Company may bring an action against the directors on behalf of the Company.

Minority shareholders holding at least 10.0% of the voting rights of the Company may also ask the directors questions in writing concerning acts of management of the Company or one of its subsidiaries, and if the Company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

Indemnification of Directors and Officers

Our articles of association provide that we will, to the extent permitted by law, indemnify our directors and officers against liability and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, if such person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement. We intend to enter into separate indemnification agreements with our directors and executive officers. Except for proceedings to enforce rights to indemnification or advancement of expenses, we shall not be obligated to indemnify any such officer or director in connection with a proceeding initiated by such person when such proceeding (or part thereof) was consented to by the board of directors.

Our articles of association provide that we may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them in their capacity as a director or officer.

Access to Books and Records and Dissemination of Information

The register of shareholders of the Company is open to inspection, at the Company’s registered office, by shareholders.

Each year, the shareholders have the right to inspect, at the Company’s registered office, for at least eight calendar days prior to the annual general meeting, among other things, (i) the annual accounts, as well as the list of directors and of the statutory auditors, (ii) the report of the statutory auditors and (iii) in case of amendments to our articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles of association. Each shareholder is entitled to obtain these free of charge, upon request. Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Registrar and Transfer Agent

We have appointed American Stock Transfer & Trust Company, LLC. as our U.S. registrar and transfer agent.

Repurchase of Common Shares

Pursuant to our articles of association, our board of directors may redeem our Common Shares in accordance with Luxembourg law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which our Common Shares are traded.

Reduction of Share Capital

The share capital of the Company may be reduced by a resolution adopted by the general meeting of shareholders in the manner required for the amendment of the articles of association.

Non-Distributable Reserve

Our articles of association provide for the creation of a non-distributable reserve. We recorded this non-distributable reserve in the amount of U.S.$ 1,353.3 million resulting from the Reverse Stock Split. The non-distributable reserve may be reduced by a resolution adopted by the general meeting of shareholders or by an amendment of the articles of association.

Annual Accounts

The board of directors shall draw up the annual accounts of the Company that shall be submitted to the approval of the shareholders at the annual general meeting. Except in some cases provided for by Luxembourg law, our board of directors must also annually prepare management reports on the annual accounts and consolidated accounts. The annual accounts and consolidated accounts are audited by an approved statutory auditor (réviseur d’entreprises agréé).

The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés of Luxembourg).